EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2023 Results

COLUMBUS, Ohio, March 22, 2023 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.1 billion and net earnings of $46.3 million, or $0.94 per diluted share, for its fiscal 2023 third quarter ended February 28, 2023. In the third quarter of fiscal 2022, the Company reported net sales of $1.4 billion and net earnings of $56.3 million, or $1.11 per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	3Q 2023		3Q 2022
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$46.3	$0.94	$56.3	$1.11
True-up of Level5 earnout accrual	(0.8)	(0.02)	-	-
Impairment and restructuring charges	1.0	0.02	1.2	0.02
Separation costs	4.8	0.10	-	-
Loss on sale of investment in ArtiFlex	0.3	-	-	-
Adjusted net earnings	$51.6	$1.04	$57.5	$1.13

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2023	3Q 2022	9M 2023	9M 2022
Net sales	$1,103.3	$1,378.2	$3,687.5	$3,721.9
Operating income	30.1	37.6	89.8	263.9
Equity income	36.9	47.5	105.5	160.6
Net earnings	46.3	56.3	126.6	299.1
Earnings per diluted share	$0.94	$1.11	$2.57	$5.83

“Our teams delivered solid earnings with a nice improvement sequentially compared to our second quarter,” said Andy Rose, President and CEO. “Steel Processing saw modest growth in automotive demand, but continued to be negatively impacted by inventory holding losses. Destocking trends we saw earlier this year in Consumer Products and Building Products appear to have abated, with volumes for many of these products starting to return to more seasonally normal levels.”

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2023 were $1.1 billion, a decrease of $274.9 million, or 20%, from the comparable prior year quarter. The decrease was driven primarily by lower average selling prices in the Steel Processing business as steel prices declined significantly from the prior year quarter.

Gross margin increased $0.7 million from the prior year quarter to $143.8 million, as higher direct spreads in Steel Processing and a favorable mix in Building Products were largely offset by higher manufacturing expenses, up $23.2 million primarily due to inflationary pressures, and lower volume in the Consumer Products business.

Operating income for the current quarter was $30.1 million, a decrease of $7.5 million from the prior year quarter, as costs incurred in connection with the planned separation of the Company’s Steel Processing business (Worthington 2024) outpaced the year over year decline in impairment and restructuring charges to create a $5.0 pre-tax million headwind in the current quarter. Excluding these items, and a pre-tax benefit of $1.0 million related to true up of the Level5 earnout accrual, operating income was down $3.5 million due to a $3.1 million increase in SG&A expense driven primarily by the net impact of acquisitions and divestitures, partially offset by lower profit sharing and bonus expense.

Net interest expense was $6.0 million in the current quarter, down $2.1 million from the prior year quarter due to higher interest income, and to a lesser extent, the impact of lower average debt levels associated with short-term borrowings.

Equity income from unconsolidated joint ventures decreased $10.5 million from the prior year quarter driven by lower contributions from Serviacero and ClarkDietrich, down $4.9 million and $2.5 million, respectively, combined with the divestiture of ArtiFlex which had contributed $1.8 million in the prior year quarter.

Income tax expense was $12.1 million in the current quarter compared to $18.7 million in the prior year quarter. The decrease was driven by lower pre-tax earnings. Tax expense in the current quarter reflects an estimated annual effective rate of 22.8% compared to 23.2% in the prior year quarter.

Balance Sheet

At quarter-end, total debt of $693.2 million, was down $51.4 million from May 31, 2022, on lower short-term borrowings. The Company had $267.2 million of cash at quarter end, an increase of $232.8 million from May 31, 2022, as lower steel prices resulted in significantly lower working capital in the current period.

Quarterly Segment Results

Steel Processing’s net sales totaled $757.0 million, down 28% or $295.6 million, from the prior year quarter, driven almost entirely by lower average selling prices. Adjusted EBIT was up slightly over the prior year quarter to $7.8 million, as operating income improved although this was largely offset by a lower contribution of equity income from Serviacero which was down $4.9 million. Operating income was up $8.1 million over the prior year quarter to $10.8 million. Excluding the $3.2 million of combined impairment and restructuring charges in the prior year quarter, operating income was up $4.9 million over the prior year quarter, as the favorable impact of higher spreads was partially offset by higher manufacturing costs. Inventory holding losses, estimated to be $26.6 million in the current quarter, were comparable to the $24.9 million in the prior year quarter. The mix of direct versus toll tons processed was 56% to 44% in the current quarter, compared to 51% to 49% in the prior year quarter.

Consumer Products’ net sales totaled $162.6 million, up 1%, or $0.9 million, over the prior year quarter due to higher average selling prices, which were partially offset by lower volumes and a change in product mix. Adjusted EBIT was down $8.8 million in the current quarter to $17.9 million, as the favorable impact of higher average selling prices was more than offset by lower volumes and higher input and production costs.

Building Products’ net sales totaled $151.9 million, up 14%, or $19.0 million, over the prior year quarter on the combined impact of a favorable product mix and higher average selling prices, which were partially offset by lower overall volumes. Adjusted EBIT increased $1.9 million from the prior year quarter to $51.5 million primarily due to a favorable product mix and higher average selling prices, which were partially offset by higher input and production costs and lower contributions of equity income. Equity income for the current quarter totaled $37.8 million, down $2.2 million from the prior year quarter, as ClarkDietrich’s results declined $2.5 million from the record levels in the prior year quarter while WAVE’s results improved slightly.

Sustainable Energy Solutions’ net sales totaled $31.8 million, up 3%, or $0.8 million, from the prior year quarter primarily due to higher average selling prices. Adjusted EBIT was a loss of $1.4 million, favorable by $1.4 million to the prior year quarter’s loss, as higher average selling prices improved margins, but were partially offset by higher production costs.

Worthington 2024

On September 29, 2022, the Company announced that its Board of Directors approved a plan to pursue a separation of the Company’s Steel Processing business which it expects to complete by early 2024. This plan is referred to as “Worthington 2024.” Worthington 2024 will result in two independent, publicly traded companies that are more specialized and fit-for-purpose, with enhanced prospects for growth and value creation. Worthington plans to effect the separation via a distribution of stock of the Steel Processing business, which is expected to be tax-free to shareholders for U.S. federal income tax purposes. A dedicated area of the Company’s website has been established with more information and will be regularly updated as new details become available at www.WorthingtonIndustries.com/W24.

Recent Developments

  On February 2, 2023, the Company announced the senior leadership teams for New Worthington and Worthington Steel which will be effective upon the completion of the planned separation of the Steel Processing business.
  On March 22, 2023, Worthington’s Board of Directors declared a quarterly dividend of $0.31 per share payable on June 29, 2023, to shareholders of record on June 15, 2023.

Outlook

“We have good momentum heading into our fourth quarter and are optimistic that underlying demand for our key end markets will remain healthy,” Rose said. “Work continues on our Worthington 2024 plan, and we recently announced the future senior leadership teams for both companies. We remain confident that our planned separation will create two, distinct market leading companies that will generate long-term value for our shareholders.”

Conference Call

Worthington will review fiscal 2023 third quarter results during its quarterly conference call on March 23, 2023, at 9:00 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, Hawkeye™ and Level5® ; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and 9 countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the intended separation of the Company’s Steel Processing business (the “Separation”); the timing and method of the Separation; the anticipated benefits of the Separation; the expected financial and operational performance of, and future opportunities for, each of the two independent, publicly-traded companies following the Separation; the tax treatment of the Separation transaction; the leadership of each of the two independent, publicly-traded companies following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the PSLRA. Forward-looking statements may be characterized by terms such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seek,” “foresee” and similar expressions. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: obtaining final approval of the Separation by the Worthington Industries, Inc. Board of Directors; the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the ability to satisfy the necessary closing conditions to complete the Separation on a timely basis, or at all; the Company’s ability to successfully separate the two independent companies and realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages (especially in light of the COVID-19 pandemic), interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, as well as potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability considerations or regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2022.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2023	2022	2023	2022
Net sales	$1,103,322	$1,378,235	$3,687,528	$3,721,914
Cost of goods sold	959,515	1,235,107	3,268,584	3,174,821
Gross margin	143,807	143,128	418,944	547,093
Selling, general and administrative expense	106,057	102,945	317,318	294,926
Impairment of long-lived assets	484	3,076	796	3,076
Restructuring and other expense (income), net	824	(504)	(4,558)	(14,782)
Separation costs	6,347	-	15,593	-
Operating income	30,095	37,611	89,795	263,873
Other income (expense):
Miscellaneous income (expense), net	1,327	393	(2,354)	2,063
Interest expense, net	(6,035)	(8,140)	(22,245)	(23,170)
Equity in net income of unconsolidated affiliates	36,926	47,466	105,495	160,600
Earnings before income taxes	62,313	77,330	170,691	403,366
Income tax expense	12,055	18,683	35,684	90,059
Net earnings	50,258	58,647	135,007	313,307
Net earnings attributable to noncontrolling interests	3,933	2,305	8,382	14,173
Net earnings attributable to controlling interest	$46,325	$56,342	$126,625	$299,134

Basic
Weighted average common shares outstanding	48,587	49,749	48,541	50,331
Earnings per share attributable to controlling interest	$0.95	$1.13	$2.61	$5.94

Diluted
Weighted average common shares outstanding	49,493	50,641	49,356	51,275
Earnings per share attributable to controlling interest	$0.94	$1.11	$2.57	$5.83

Common shares outstanding at end of period	48,619	49,364	48,619	49,364

Cash dividends declared per share	$0.31	$0.28	$0.93	$0.84

CONSOLIDATED BALANCE SHEETS
WORTHINGTON INDUSTRIES, INC.
(In thousands)

	February 28,	May 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$267,244	$34,485
Receivables, less allowances of $5,233 and $1,292 at February 28, 2023 and May 31, 2022, respectively	715,899	857,493
Inventories
Raw materials	271,518	323,609
Work in process	160,688	255,019
Finished products	168,918	180,512
Total inventories	601,124	759,140
Income taxes receivable	15,619	20,556
Assets held for sale	5,191	20,318
Prepaid expenses and other current assets	105,689	93,661
Total current assets	1,710,766	1,785,653
Investment in unconsolidated affiliates	244,277	327,381
Operating lease assets	102,474	98,769
Goodwill	413,989	401,469
Other intangible assets, net of accumulated amortization of $107,167 and $93,973 at February 28, 2023 and May 31, 2022 respectively	318,483	299,017
Other assets	25,454	34,394
Property, plant and equipment:
Land	49,695	51,483
Buildings and improvements	306,296	303,269
Machinery and equipment	1,247,994	1,196,806
Construction in progress	57,307	59,363
Total property, plant and equipment	1,661,292	1,610,921
Less: accumulated depreciation	979,063	914,581
Total property, plant and equipment, net	682,229	696,340
Total assets	$3,497,672	$3,643,023

Liabilities and equity
Current liabilities:
Accounts payable	$489,346	$668,438
Short-term borrowings	3,605	47,997
Accrued compensation, contributions to employee benefit plans and related taxes	84,098	117,530
Dividends payable	17,630	15,988
Other accrued items	57,703	70,125
Current operating lease liabilities	12,166	11,618
Income taxes payable	-	300
Current maturities of long-term debt	261	265
Total current liabilities	664,809	932,261
Other liabilities	118,736	115,991
Distributions in excess of investment in unconsolidated affiliate	116,825	81,149
Long-term debt	689,339	696,345
Noncurrent operating lease liabilities	92,481	88,183
Deferred income taxes	100,224	115,132
Total liabilities	1,782,414	2,029,061
Shareholders' equity - controlling interest	1,585,426	1,480,752
Noncontrolling interests	129,832	133,210
Total equity	1,715,258	1,613,962
Total liabilities and equity	$3,497,672	$3,643,023

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2023	2022	2023	2022
Operating activities:
Net earnings	$50,258	$58,647	$135,007	$313,307
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	28,153	27,425	84,508	70,579
Impairment of long-lived assets	484	3,076	796	3,076
Provision for (benefit from) deferred income taxes	(5,525)	10,661	(20,198)	13,336
Bad debt expense	2,346	382	3,786	896
Equity in net income of unconsolidated affiliates, net of distributions	23,218	(18,604)	84,415	(83,096)
Net loss (gain) on sale of assets	46	(628)	(4,988)	(13,830)
Stock-based compensation	4,975	4,408	13,758	11,959
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	3,382	(33,766)	160,475	(155,451)
Inventories	53,499	31,051	166,959	(229,813)
Accounts payable	6,627	51,893	(195,489)	50,967
Accrued compensation and employee benefits	(2,900)	(21,105)	(33,432)	(52,924)
Income taxes payable	-	(14,422)	(300)	(1,487)
Other operating items, net	17,588	(24,828)	833	(22,245)
Net cash provided (used) by operating activities	182,151	74,190	396,130	(94,726)

Investing activities:
Investment in property, plant and equipment	(22,748)	(23,645)	(68,715)	(71,804)
Investment in non-marketable equity securities	(20)	-	(270)	-
Acquisitions, net of cash acquired	-	(269,511)	(56,088)	(377,261)
Net proceeds from the sale of investment in ArtiFlex	(300)	-	35,795	-
Proceeds from sale of assets, net of selling costs	51	4,083	35,545	35,904
Net cash used by investing activities	(23,017)	(289,073)	(53,733)	(413,161)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	(1,330)	105,638	(44,392)	105,638
Principal payments on long-term obligations	(5,759)	(152)	(5,909)	(554)
Proceeds from issuance of common shares, net of tax withholdings	704	269	(3,411)	(6,516)
Payments to noncontrolling interests	-	(3,360)	(11,760)	(15,436)
Repurchase of common shares	-	(54,255)	-	(127,842)
Dividends paid	(15,101)	(14,127)	(44,166)	(43,390)
Net cash (used) provided by financing activities	(21,486)	34,013	(109,638)	(88,100)
Increase (decrease) in cash and cash equivalents	137,648	(180,870)	232,759	(595,987)
Cash and cash equivalents at beginning of period	129,596	225,194	34,485	640,311
Cash and cash equivalents at end of period	$267,244	$44,324	$267,244	$44,324

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents certain non-GAAP financial measures including adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest, and for purposes of evaluating segment performance, adjusted earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”) and adjusted earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”). These non-GAAP financial measures typically exclude impairment and restructuring charges (gains), but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective of the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three months ended February 28, 2023 and 2022.

	Three Months Ended February 28, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$30,095	$62,313	$12,055	$46,325	$0.94
True-up of Level5 earnout accrual (2)	(1,050)	(1,050)	253	(797)	(0.02)
Impairment of long-lived assets	484	484	(115)	369	0.01
Restructuring and other expense, net	824	824	(194)	630	0.01
Separation costs (3)	6,347	6,347	(1,502)	4,845	0.10
Loss on sale of investment in ArtiFlex (4)	-	300	(43)	257	-
Non-GAAP	$36,700	$69,218	$13,656	$51,629	$1.04

	Three Months Ended February 28, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$37,611	$77,330	$18,683	$56,342	$1.11
Impairment of long-lived assets	3,076	3,076	(449)	1,489	0.03
Restructuring and other income, net	(504)	(504)	136	(368)	(0.01)
Non-GAAP	$40,183	$79,902	$18,996	$57,463	$1.13

Change	$(3,483)	$(10,684)	$(5,340)	$(5,834)	$(0.10)

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the nine months ended February 28, 2023 and 2022.

	Nine Months Ended February 28, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$89,795	$170,691	$35,684	$126,625	$2.57
Impairment of long-lived assets	796	796	(163)	518	0.01
Restructuring and other income, net	(4,558)	(4,558)	648	(2,059)	(0.04)
Separation costs (3)	15,593	15,593	(3,730)	11,863	0.24
Pension settlement charge (5)	-	4,774	(1,142)	3,632	0.07
Loss on sale of investment in ArtiFlex (4)	-	16,059	(3,842)	12,217	0.25
Non-GAAP	$101,626	$203,355	$43,913	$152,796	$3.10

	Nine Months Ended February 28, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$263,873	$403,366	$90,059	$299,134	$5.83
Impairment of long-lived assets	3,076	3,076	(449)	1,489	0.03
Restructuring and other income, net	(14,782)	(14,782)	2,027	(6,728)	(0.13)
Non-GAAP	$252,167	$391,660	$88,481	$293,895	$5.73

Change	$(150,541)	$(188,305)	$(44,568)	$(141,099)	$(2.64)

(1) Excludes the impact of the noncontrolling interest.
(2) Reflects the release of accrued compensation related to the first annual earnout opportunity associated with the Level 5 acquisition.
(3) Reflects direct and incremental costs incurred in connection with the anticipated tax-free spin-off of the Company's Steel Processing business, including audit, advisory, and legal costs.
(4) On August 3, 2022, the Company sold its 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC, resulting in a pre-tax loss of $16,059, including $300 of deal costs during the three months ended February 28, 2023.
(5) During August of 2023 the Company completed a pension lift-out transaction to transfer a portion of the total projected benefit obligation of The Gerstenslager Company Bargaining Unit Employees' Pension Plan to a third-party insurance company, resulting in a non-cash settlement charge of $4,774 to accelerate a portion of the overall deferred pension cost.

To further assist in the analysis of segment results for the periods presented, the following volume and net sales information for the three and nine months ended February 28, 2023 and 2022 has been provided along with a reconciliation of adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is operating income for purposes of measuring segment profit:

	Three Months Ended February 28, 2023
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	917,670	19,158,164	2,494,881	122,139	n/a	n/a
Net sales	$757,007	$162,647	$151,876	$31,792	n/a	$1,103,322

Operating income (loss)	$10,794	$18,808	$12,405	$(1,403)	$(10,509)	$30,095
True-up of Level5 earnout accrual	-	(1,050)	-	-	-	(1,050)
Impairment of long-lived assets	-	-	484	-	-	484
Restructuring and other income, net	1	206	617	-	-	824
Separation costs	-	-	-	-	6,347	6,347
Adjusted operating income (loss)	10,795	17,964	13,506	(1,403)	(4,162)	36,700
Miscellaneous income (expense), net	1,111	(21)	130	(37)	144	1,327
Equity in net income of unconsolidated affiliates (1)	(185)	-	37,836	-	(425)	37,226
Less: Net earnings attributable to noncontrolling interests	3,933	-	-	-	-	3,933
Adjusted EBIT	7,788	17,943	51,472	(1,440)	(4,443)	71,320
Depreciation and amortization	16,147	4,128	4,615	1,652	1,611	28,153
Adjusted EBITDA	$23,935	$22,071	$56,087	$212	$(2,832)	$99,473

(1) Excludes $300 of deal costs within Other related to the sale of our investment in ArtiFlex, effective August 3, 2022.

	Three Months Ended February 28, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	998,590	20,297,372	2,786,560	144,108	n/a	n/a
Net sales	$1,052,562	$161,692	$132,944	$31,037	n/a	$1,378,235

Operating income	$2,690	$26,713	$9,631	$(2,763)	$1,340	$37,611
Impairment of long-lived assets	3,076	-	-	-	-	3,076
Restructuring and other income, net	114	-	(35)	-	(583)	(504)
Adjusted operating income (loss)	5,880	26,713	9,596	(2,763)	757	40,183
Miscellaneous income, net	(12)	(39)	(3)	(38)	485	393
Equity in net income of unconsolidated affiliates	4,692	-	39,978	-	2,796	47,466
Less: Net earnings attributable to noncontrolling interests (2)	3,444	-	-	-	-	3,444
Adjusted EBIT	7,116	26,674	49,571	(2,801)	4,038	84,598
Depreciation and amortization	16,715	3,037	4,176	1,679	1,818	27,425
Adjusted EBITDA	$23,831	$29,711	$53,747	$(1,122)	$5,856	$112,023

(2) Excludes the noncontrolling interest portion of impairment of long-lived assets and restructuring charges of $1,139 within Steel Processing.

	Nine Months Ended February 28, 2023
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	2,817,752	58,124,832	7,784,814	410,959	n/a	n/a
Net sales	$2,637,834	$505,145	$443,870	$100,679	n/a	$3,687,528

Operating income (loss)	$30,354	$52,246	$27,093	$(1,709)	$(18,189)	$89,795
Impairment of long-lived assets	312	-	484	-	-	796
Restructuring and other income, net	(4,204)	206	617	-	(1,177)	(4,558)
Separation costs	-	-	-	-	15,593	15,593
Adjusted operating income (loss)	26,462	52,452	28,194	(1,709)	(3,773)	101,626
Miscellaneous income (expense), net (3)	2,145	(102)	428	19	(69)	2,421
Equity in net income of unconsolidated affiliates (4)	3,491	-	116,809	-	1,254	121,554
Less: Net earnings attributable to noncontrolling interests (5)	6,648	-	-	-	-	6,648
Adjusted EBIT	25,450	52,350	145,431	(1,690)	(2,588)	218,953
Depreciation and amortization	49,976	11,675	13,247	4,622	4,988	84,508
Adjusted EBITDA	$75,426	$64,025	$158,678	$2,932	$2,400	$303,461

(3) Excludes within Other, the $4,774 non-cash settlement charge related to the pension lift-out transaction discussed above.
(4) Excludes a loss of $16,059 within Other related to the sale of our investment in ArtiFlex.
(5) Excludes the noncontrolling interest portion of impairment of long-lived assets and restructuring gains of $1,734 within Steel Processing.

	Nine Months Ended February 28, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	3,128,466	60,384,101	8,237,296	429,785	n/a	n/a
Net sales	$2,813,214	$450,268	$368,813	$89,619	n/a	$3,721,914

Operating income (loss)	$182,243	$64,644	$20,071	$(4,402)	$1,317	$263,873
Impairment of long-lived assets	3,076	-	-	-	-	3,076
Restructuring and other income, net	(12,199)	-	(35)	(143)	(2,405)	(14,782)
Adjusted operating income (loss)	173,120	64,644	20,036	(4,545)	(1,088)	252,167
Miscellaneous income, net	35	169	141	(16)	1,734	2,063
Equity in net income of unconsolidated affiliates	22,864	-	132,865	-	4,871	160,600
Less: Net earnings attributable to noncontrolling interests (6)	9,285	-	-	-	-	9,285
Adjusted EBIT	186,734	64,813	153,042	(4,561)	5,517	405,545
Depreciation and amortization	38,480	9,600	12,003	4,943	5,553	70,579
Adjusted EBITDA	$225,214	$74,413	$165,045	$382	$11,070	$476,124

(6) Excludes the noncontrolling interest portion of impairment of long-lived assets and restructuring gains of $4,888 within Steel Processing.

The following tables outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2023	2022	2023	2022
WAVE	$18,906	$18,586	$61,681	$66,672
ClarkDietrich	18,930	21,392	55,128	66,193
Serviacero Worthington	(185)	4,692	3,491	22,864
ArtiFlex (1)	(300)	1,761	(13,700)	4,784
Workhorse	(425)	1,035	(1,105)	87
Total equity income	$36,926	$47,466	$105,495	$160,600

(1) On August 3, 2022, the Company sold its 50% interest in ArtiFlex.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com